Exhibit 10.2

1-800-FLOWERS.COM, INC.
SECTION 16 EXECUTIVE OFFICERS BONUS PLAN

(as amended and restated as of September 14, 2016)

SECTION 1.     Purpose.

1-800-FLOWERS.COM, Inc. (the “Company”) has established this Section 16 Executive Officers Bonus Plan (the “Plan”) in order to provide the Company’s Section 16 executive officers with an opportunity to earn annual bonus compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their leadership, ability and exceptional services. The Company intends that compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Code (as hereinafter defined), and the Plan shall be interpreted and construed in a manner consistent with such intent.

SECTION 2.     Definitions.

2.1.     “Award” means the amount of cash bonus compensation to which an Eligible Employee is entitled for each Plan Year as determined by the Committee pursuant to Sections 4 and 5 of the Plan.

2.2.     “Code” means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.

2.3.     “Committee” means the Compensation Committee of the Company’s Board of Directors (the “Board”) consisting of not less than two persons who, to the extent required to satisfy the exception for performance-based compensation under Section 162(m) of the Code are “outside directors” within the meaning of such section. The members of the Committee shall serve at the pleasure of the Board.

2.4.     “Determination Date” means the day not later than the 90th day of a Plan Year or such other date by which the Committee may establish performance goals for a Plan Year without causing an Award to be treated as other than performance-based compensation within the meaning of Section 162(m) of the Code.

2.5.     “Eligible Employee” means any Section 16 executive officer of the Company.

2.6.     “Plan Year” means the Company’s fiscal year or such other period established by the Committee.

SECTION 3.     Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority to establish performance goals for the awarding of Awards for each Plan Year, to determine the Eligible Employees to whom Awards are to be made for each Plan Year; to determine whether performance goals for each Plan Year have been achieved; to authorize payment of Awards under the Plan, including determining the form and timing of payment and any conditions (such as further service requirements) that will apply to such payment; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; and to interpret the terms and provisions of the Plan. All determinations made by the Committee with respect to the Plan and Awards thereunder shall be final and binding on all persons, including the Company and all Eligible Employees.

SECTION 4.     Determination of Awards.

The amount of an Award for any Plan Year shall be an amount not greater than $2,000,000, which amount shall be determined based on the achievement of one or more performance goals established by the Committee with respect to the Eligible Employee. Performance goals may vary from Eligible Employee to Eligible Employee and shall be based upon such one or more of the following performance criteria as the Committee may deem appropriate: appreciation in share value; total shareholder return; earnings per share; earnings per share growth; operating income; net income; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA on a pre-bonus basis adjusted for the change in inventory for the Plan Year (“modified free cash flow”); free cash flow; revenues; revenue growth; expenses; operating profit margin; operating cash flow; gross profit margin or net profit margin. Performance goals may be expressed as absolute goals, goals compared to past performance, goals compared to the performance of a published or special index or benchmark deemed applicable by the Committee, or otherwise as determined by the Committee. The performance goals may be determined by reference to the performance of the Company, or of a subsidiary or affiliate, or of a division or unit of any of the foregoing. No later than the Determination Date, the Committee shall establish (i) the Eligible Employees who shall be eligible for an Award for such Plan Year, (ii) the performance goals for such Plan Year and (iii) the corresponding Award amounts payable under the Plan upon achievement of such performance goals and satisfaction of other conditions under the Plan or specified by the Committee. So long as an Award is fully contingent upon a measure of performance as specified in this Section 4, the Committee may consider other measures of performance or other circumstances in its exercise of discretion (“negative discretion”) to reduce the final Award. The Committee may specify at the time an Award opportunity is authorized or at any other time such other performance measures or other terms upon which it will exercise negative discretion.

SECTION 5.     Payment of Award.

Unless otherwise determined by the Committee at the time the terms of the Award are originally established, an Award (if any) to any Eligible Employee for a Plan Year shall be paid after the end of the Plan Year and on or prior to the fifteenth day of the third month following the end of the Plan Year, provided, however, that the Committee shall have first certified in writing (i) that the applicable performance goal or goals with respect to such Eligible Employee for such Plan Year were satisfied and the level of attainment of such goals, (ii) that all other material terms (if any) upon which payment of the Award is conditioned were satisfied and (iii) the amount of each such Eligible Employee’s Award. The Committee, unless it determines otherwise, may exercise discretion to decrease the amount otherwise payable under an Award by reason of the applicable performance goals having been achieved. If an Eligible Employee dies after the end of a Plan Year but before receiving payment of any Award, the amount of such Award (determined as set forth herein) shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the Eligible Employee’s estate, in the form of a lump sum payment at the time set forth above for payment of Awards. Notwithstanding the foregoing, the Committee may determine, by separate employment agreement with any Eligible Employee or otherwise, that all or a portion of an Award for a Plan Year shall be payable to the Eligible Employee upon the Eligible Employee’s death or disability or upon a change of control of the Company, during the Plan Year.

SECTION 6.     Non-transferability.

No Award or rights under this Plan may be transferred or assigned other than by will or by the laws of descent and distribution.

SECTION 7.     Amendments and Termination.

The Board may terminate the Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the Plan shall materially and adversely affect the rights of an Eligible Employee or a beneficiary with respect to a previously certified Award except with the written consent of such Eligible Employee or beneficiary. Amendments to the Plan may be made without shareholder approval except as required to satisfy Section 162(m) of the Code.

SECTION 8.     General Provisions.

8.1.     Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan or any Award hereunder shall confer upon an Eligible Employee any right to continued employment.

8.2.     No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

8.3.     The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, the authorization of Awards and performance goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or any business unit thereof, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority would cause an Award hereunder to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

8.4     The Company may deduct from any payment in settlement of an Award or other payment to an Eligible Employee any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award.

8.5     The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws (including those governing contracts) of State of New York, without giving effect to principles of conflict of laws thereof.

8.6     Awards under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on an Eligible Employee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

SECTION 9.     Effective Date of Plan.

The Plan was amended and restated on September 14, 2016, subject to shareholder approval.